EXHIBIT 99.1

MERGER AGREEMENT AND PLAN OF MERGER

THIS MERGER AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into this 4th day of April, 2017, by and between Nate’s Essential’s, Inc., a corporation organized under the laws of the State of Colorado (hereafter “Nate’s”) and Naerodynamics, Inc., (hereinafter "NDYN"), a corporation organized under the laws of the State of Colorado.

WITNESSETH:

WHEREAS, NDYN desires to acquire NATE’S by way of a merger transaction whereby NATE’S will be merged with and into NDYN and 100% of the issued and outstanding shares of NATE’S common stock will be exchanged for shares of NDYN common stock, whereupon NATE’S will be the surviving corporation;

WHEREAS, the Boards of Directors of NDYN and NATE’S, respectively deem it advisable and in the best interest of each entity and their respective shareholders that NATE’S merges with and into NDYN pursuant to those terms and conditions set forth in this Agreement and the Articles of Merger or Certificate of Merger to be filed and pursuant to applicable provisions of law (such transaction is hereafter referred to as the “Merger”);

WHEREAS, NDYN is a publically traded company on the OTC trading under the ticker symbol NDYN;

WHEREAS, each of the parties to this Agreement desires to make certain representations, warranties, and agreements in connection with the transactions contemplated herein and also to prescribe various conditions thereto.

NOW THEREFORE, in consideration of the promises and of the mutual covenants herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. ACQUISITION OF NATE’S.

The parties to this Agreement do hereby agree that at the Closing and Effective Time of the Merger (the terms “Closing” and “Effective Time of the Merger” as defined in Section 6 hereof), NATE’S will merge with and into NDYN premised upon the terms and conditions set forth herein and in accordance with the provisions of applicable law. The NATE’S shareholders shall receive the number of shares that as stated in the Plan of Exchange after the Closing or Effective Time of the Merger. It is the intention of the parties hereto that this transaction qualifies as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

SECTION 2. TERMS OF MERGER.

In accordance with the provisions of this Agreement and the requirements of applicable law, NATE’S will be merged with and into NDYN as of the Effective Time of the Merger. NATE’S will be the surviving corporation (hereafter sometimes referred to as the “Surviving Corporation”) and the current operations of NDYN will cease and be spun out at the Effective Time of the Merger. NATE’S as the Surviving Corporation, will succeed to and assume all the rights and obligations of NDYN in accordance with applicable law, as described below. All the operations and subsidiaries of NDYN shall be spun out into new corporations that are owned by the shareholders of NDYN prior to the merger. These entities shall consist of those listed in Addendum A (hereafter sometimes referred to as the “Spun Out Corporations”). Consummation of the Merger will be upon the following terms and subject to the conditions set forth herein.

(a) Corporate Existence. Commencing at the Effective Time of the Merger, the separate corporate existence of NDYN will cease and the Surviving Corporation will continue its corporate existence as a Colorado corporation.

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(b) Effective Time of the Merger. At the Effective Time of the Merger,

(i) the members of the Board of Directors and executive officers of NDYN holding office immediately prior to the Effective Time of the Merger will resign as directors and executive officers, effective at the Effective Time of the Merger and the incumbent directors of NATE’S will remain as the directors and executive officers of the Surviving Corporation; and

(ii) the Board of Directors of NDYN will take all necessary requisite actions to appoint as additional directors to the NDYN Board those persons set forth in Section 2(e)(ii) below.

(c) Conversion of Securities. At the Effective Time of the Merger and without any action of the part of NDYN, NATE’S or the holders of any of the securities of any of these corporations, each of the following will occur:

(i) The shares of NATE’S common stock on a fully diluted basis will be converted into the right to receive an aggregate number of shares of NDYN common stock to constitute eighty per cent (80%) of the issued and outstanding shares of NDYN. “Fully diluted” shall mean that NATE’S shall include all shares it will issue in connection with its present obligation to others. Holders of certificates previously evidencing shares of NATE’S common stock outstanding at the Effective Time of the Merger, will cease to have any rights with respect to such shares of NATE’S common stock, except as otherwise provided herein or by law. Those persons receiving shares of NDYN common stock and the number of shares to be received pursuant to the terms of the Merger and this Agreement are set forth in Attachment No. 2(c) annexed hereto.

(ii) Any shares of NATE’S capital stock held in the treasury of NATE’S immediately prior to the Effective Time of the Merger, will automatically be canceled and extinguished without any conversion thereof and no payment will be made with respect thereto. After the Merger, the stock transfer books of NATE’S will be closed and thereafter, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of any shares of NATE’S common stock.

(d) Restricted Securities.

(i) None of the shares of NDYN common stock into which the shares of NATE’S common stock are to be converted will be registered under the Securities Act of 1933, as amended (the “Securities Act”), but will be deemed to have been issued pursuant to an exemption or exemptions therefrom (subject to the satisfaction of certain other terms and conditions hereof) and will be considered “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act. All shares of NDYN common stock to be issued pursuant to this Agreement will be exempt from registration under the Securities Act pursuant to Section 4(2) of that Act and/or Regulation D, Rule 506 promulgated thereunder or other exemption, and certificates representing the shares will bear a restrictive legend worded substantially as follows and as may otherwise be required:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 (the “Act”) and are “restricted securities” as that term is defined in Rule 144 under the Act. The shares may not be offered for sale, sold or otherwise transferred except pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the corporation.”

(ii) At the Closing, NDYN will direct its transfer agent to record as soon as practicable after the Closing, to issue the NDYN common stock to the holders of NATE’S common stock pursuant to the provisions set forth above. The transfer agent will annotate its records to reflect the restrictions on transfer embodied in the legend set forth above. There will be no requirement of NDYN to register under the Securities Act any shares of NATE’S common stock in connection with the Merger.

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(e) Other Matters.

(i) Immediately prior to the Merger, NATE’S shall notify NDYN as to the number of shares of common stock it has issued and outstanding on a fully diluted basis. NDYN will have no more than 25,000 shares of NDYN common stock outstanding which shares are prior to the reverse merger. There are no other series of common stock or preferred stock of either NATE’S or NDYN issued and outstanding.

(ii) Immediately prior to the Closing, NDYN’s Board of Directors will nominate and elect directors of the NDYN Board, Nate Steck; which persons will be designated by NATE’S and which appointment shall be effective upon the Closing. All new directors will accept their appointment and will serve in such capacities until the next meeting of shareholders of NDYN at which directors are elected.

(iii) Upon the execution of this Agreement NDYN will make the appropriate requisite notice filings with the Securities and Exchange Commission (“SEC”), if required, to report the contemplated transaction and will also make such other filings and notifications with the SEC and state regulatory agencies as may be necessitated by this Agreement; if required.

(iv) If at any time after the Closing any further action is necessary, desirable, or prudent to carry out the intent and purposes of this Agreement, the officers and directors of NDYN are hereby fully authorized to take, and will use their reasonable efforts to take all such lawful and necessary action.

SECTION 3. DELIVERY OF SHARES.

On or as soon as practicable after the Effective Time of the Merger, NATE’S will use its reasonable efforts to cause the holders of NATE’S common stock (“NATE’S Shareholders”) to surrender to NDYN’s transfer agent for cancellation all certificates or other evidences of ownership representing shares of NATE’S common stock, against delivery of certificates representing the shares of NDYN common stock for which NATE’S common stock is to be converted in the Merger pursuant to Section 2 hereof. Each NATE’S Shareholder will be required prior to or upon surrender of their NATE’S common stock to deliver to NDYN an “investment letter” or other written instrument acceptable to the parties hereto, providing, among other things, whether or not the investor is an “accredited investor” as defined under Regulation D of the Securities Act. Until surrendered and exchanged as provided herein, each outstanding certificate which prior to the Effective Time of the Merger represented NATE’S common stock will be deemed for all corporate purposes to evidence ownership of the number of shares of NDYN common stock into which the shares of NATE’S common stock represented by such NATE’S certificate will be converted hereunder.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF NATE’S.

NATE’S hereby represents and warrants to NDYN as of the date hereof and as of the Closing of this Agreement the following representations and warranties:

(a) NATE’S is duly and validly incorporated under the laws of the State of Nevada and is in good standing and duly qualified to do business in any state where required to be so qualified.

(b) NATE’S has the requisite power and authority to enter into this Agreement and such other agreements and documents relating to this Agreement (the ”Transaction Documents”), to which it is a party and to perform its obligations and covenants hereunder and thereunder. The execution and delivery of this Agreement and other Transaction Documents to which NATE’S is a party and the consummation of the transactions contemplated hereby and thereby, have been or will prior to the Closing and the Effective Time of the Merger be duly authorized by NATE’S’s Board of Directors as appropriate and by its shareholders, if required. The execution of this Agreement and other Transaction Documents do not materially violate or breach any material agreement or contract to which NATE’S is a party and, to the extent required. NATE’S has or will have by Closing, obtained all necessary approvals or consents required by any agreement to which NATE’S is a party. The execution and performance of this Agreement and the other Transaction Documents will not violate or conflict with any provision of NATE’S Articles of Incorporation or Bylaws in effect as of the date hereof.

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(c) NATE’S has financial statements which are maintained in accordance with United States generally accepted accounting principles and the most recent financial statements have been presented to NDYN. NATE’S is engaged in the business of owning and racing thoroughbreds throughout the United States. Any liens and encumbrances against the assets of NATE’S are disclosed and set forth in the financial statements attached as Exhibit B. NATE’S has no obligations, liabilities, or commitments, contingent or otherwise, of a material nature, which have not been disclosed on its audited financial statements.

(d) NATE’S warrants and represents that it has the authority to execute this Agreement whereby NDYN will become the owner of NATE’S.

(e) NATE’S is not a party to any material pending litigation and to the knowledge of its executive officer, no governmental investigation or proceeding and no litigation, claims, assessments, or governmental proceedings are threatened in writing against NATE’S.

(f) Neither NATE’S nor any of its officers, employees, or agent or any other person acting on behalf of NATE’S has directly or indirectly within the past five years, given or agreed to give any gift or similar benefit to any person who is or may be in a position to help or hinder NATE’S business, or assist in connection with any actual or proposed transaction, which (i) might be reasonably expected to subject it to any material damage or penalty in any action or to have a material adverse effect on NATE’S or its business, assets, properties, financial condition, or results of operation (a “Material Adverse Effect”), (ii) if not given in the past, might have reasonably been expected to have had a Material Adverse Effect, or (iii) if not continued in the future, might be reasonably expected to have a Material Adverse Effect or to subject NATE’S to material suit or penalty in any action.

(g) NATE’S has, or by the Effective Time of the Merger will have filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed in the ordinary course to its business and has paid, or will have paid or made adequate provisions for all taxes or assessments which have become due as of the Effective Time of the Merger.

(h) NATE’S hast not materially breached any material agreement to which it is a party or obligated by. NATE’S has given NDYN copies of or access to all material contracts, commitments, and/or agreements to which it is a party.

(i) Information regarding NATE’S which has been delivered to NDYN for use in connection with the Merger, was at the time provided true and accurate in all material respects.

(j) NATE’S has and at the Closing will have disclosed in writing to NDYN all events, conditions and facts materially affecting the business, financial conditions (including any liabilities contingent or otherwise) or results of operations of NATE’S.

(k) NATE’S has complied in all material respects with all applicable laws, regulations, and orders of all governmental bodies and agencies, including applicable securities laws, and regulations, except where such noncompliance in the aggregate has not had, and would not be reasonably expected to have a Material Adverse Effect. NATE’S has not received notice of any noncompliance with the foregoing, not is it aware of any claims or claims threatened in writing in connection therewith.

(l) Except as otherwise disclosed herein or by a written attachment hereto, no officer, director, or affiliate of NATE’S has been, within the past five years, (i) a party to any bankruptcy petition against such person or against any business of which such person was affiliated; (ii) convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending, or otherwise limiting their involvement in any type of business, securities, or banking activities; or (iv) found by a court of competent jurisdiction in a civil action by the SEC or the Commodity Futures Trading Commission, to have violated a federal or state securities or commodities law and which judgment has not been reversed, suspended, or vacated.

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(m) Except as disclosed to NDYN in writing and annexed hereto as Attachment No. 4(m) NATE’S has no material contracts, commitment, arrangements, or understandings relating to its business, operations, financial condition, prospects, or otherwise. For purposes of Section 4(m) “material” means payment or performance of a contract, commitment, arrangement, or understanding in the ordinary course of business, which is expected to involve payments to any third party in excess of $10,000

(n) NATE’S does not have or maintain any employee benefit, bonus, incentive compensation, profit-sharing, equity, stock bonus, stock option, stock appreciation rights, restricted stock, other stock-based incentive, executive compensation agreement, employment agreement, deferred compensation, pension, stock purchase, employee stock ownership, savings, retirement, supplemental retirement, employment related change-in-control, severance, salary continuation, layoff, welfare (including without limitation, health, medical, prescription, dental, disability, salary continuation, life, accidental death, travel accident, and other insurance), vacation, holiday, sick leave, fringe benefit, or other benefit plan, program, or policy, whether qualified or nonqualified, and any trust, escrow, or other agreement related thereto covering any present or former employees, directors, or their respective dependents.

(o) No representation or warranty in this section, nor statement in any document, certificate, or schedule furnished or to be furnished pursuant to this Agreement by NATE’S or in connection with the transactions contemplated hereby, contains or contained any untrue statement of a material fact, nor does or will omit to state a material fact necessary to make any statement of fact contained herein or therein not misleading. NATE’S has maintained, and will until the Closing, maintain in full force and effect adequate policies of insurance with coverage sufficient to meet the normal requirements of its business.

(p) NATE’S had the opportunity to ask questions and receive answers regarding the business, affairs, and matters of NDYN.

(q) NATE’S is satisfied with their understanding and knowledge regarding NDYN and its current status.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF NDYN.

NDYN represent and warrant as of the date hereof and as of the Closing that:

(a) As of the date hereof and the Closing and the Effective Time of the Merger, the shares of NDYN common stock to be issued and delivered to NATE’S shareholders hereunder and in connection herewith will, when so issued and delivered, constitute duly authorized, validly and legally issued, fully-paid and nonassessable shares of NDYN common stock, free of all liens and encumbrances.

(b) NDYN has the requisite corporate power to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (i) have been or will, prior to the Closing and the Effective Time of the Merger, be duly authorized by the respective Boards of Directors of NDYN; and (ii) except as otherwise set forth herein, do not have to be approved or authorized by the shareholders of NDYN other than the amendments and changes to NDYN’s Articles of Incorporation. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license, or other instrument or document to which NDYN is a party or to which it is otherwise subject and will not violate any judgment, decree, order, writ, law, rule, statute, or regulation applicable to NDYN. The execution and performance of this Agreement will not violate or conflict with any provisions of the respective Certificates of Incorporation or Bylaws of NDYN.

(c) NDYN is not a party to any litigation in any capacity and NDYN has no liabilities or commitments.

(d) NDYN is not a defendant, nor a plaintiff against whom a counterclaim has been asserted, in any litigation, pending or threatened, nor has any material claim (which claim is in excess of $10,000) been made or asserted against NDYN, nor are there any proceedings threatened or pending before any federal, state, or municipal government, or any department, board, body, or agency thereof, involving NDYN.

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(e) NDYN is not in default under any agreement to which it is a party nor in the payment of any of its obligations other than the liability to its major shareholder.

(f) NDYN has no pending comments from the SEC, FINRA or DTC.

(g) Between the date hereof and the Closing, NDYN will not have (i) paid or declared any dividends on or made any distributions in respect of, or issued, purchased or redeemed, any of the outstanding shares of its capital stock, or (ii) made or authorized any changes in its Articles of Incorporation or in any amendment thereto or in its Bylaws except for those as provided in this Agreement, or (iii) made any commitments or disbursements or incurred any obligations or liabilities of a substantial nature and which are not in the usual and ordinary course of business, or (iv) mortgaged or pledged or subjected to any lien, charge, or other encumbrance any of its assets, tangible or intangible, except in the usual and ordinary course of its business, or (v) sold, leased, or transferred or contracted to sell, lease, or transfer any assets, tangible or intangible, or entered into any other transactions, except in the usual and ordinary course of business, or (vi) made any material change in any existing employment agreement or increased the compensation payable or made any arrangement for the payment of any bonus to any officer, director, employee, or agent.

(h) This Agreement has been duly executed by NDYN and the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in, any agreement, instrument, judgment order or decree to which it is a party or to which it is subject nor will such execution and performance constitute a violation of or conflict with any fiduciary to which it is subject.

(i) NDYN is not in default with respect to any order, writ, injunction, or decree of any court or federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, and there are no actions, suits, claims, proceedings, or investigations pending or, to the knowledge of NDYN, threatened against or affecting NDYN at law or in equity, or before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency, or instrumentality, domestic or foreign. Other than the exception noted above, NDYN has complied in all material respects with all laws, regulations and orders applicable to its business.

(j) All information regarding NDYN provided to NATE’S or set forth in any document or other communication, to the best of NDYN’s knowledge, is true, complete, and accurate in all material respects, not misleading and was and is in compliance with all applicable laws and regulations.

(k) NDYN believes that it is and has been in material compliance with and has conducted its business in compliance with applicable laws, orders, rules, and regulations including applicable securities laws and regulations and environmental laws and regulations, except where any noncompliance has and will have, in the aggregate, no material adverse effect.

(l) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment, whether severance pay or unemployment compensation becoming due and payable to any person or entity; (ii) increase any benefits otherwise payable to any person or entity; or (iii) result in the acceleration of the time of payment or vesting of any benefits.

SECTION 6. TIME AND PLACE OF CLOSING.

The Closing shall be held on such date and at such other time and place as may be mutually agreed upon between the parties in writing (hereinafter "the Closing.") The “Effective Time of the Merger” will be that date and time specified in the Articles of Merger or Certificate of Merger as the date on which the Merger will become effective.

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SECTION 7. ACTIONS PRIOR TO CLOSING.

(a) During the period between the date hereof and the Closing, NDYN has been shell and shall conduct its business and operations in the same manner in which the same have heretofore been conducted. NATE’S during the period between the date hereof and the Closing, shall conduct its business and operations in the same manner in which the same have heretofore been conducted. During such period, unless it has received written consent thereto from the other party, neither NATE’S nor NDYN will:

(1)	Incur any obligation, liability or commitment, absolute or contingent, other than current liabilities incurred in the ordinary and usual course of business.
(2)	Declare or pay and dividends on or make any distributions in respect of , or issue, purchase, or redeem any of its shares of stock or partnership interests except in accordance with the Agreement.
(3)	Subject any of its properties to a mortgage, pledge, or lien, except in the usual and ordinary course of business.
(4)	Sell or transfer any of its properties, except in the usual and ordinary course of business.
(5)	Make any investment of a capital nature, except in the usual and ordinary course of business.
(6)	Enter into any long-term contracts or commitments or modify or terminate any existing agreements, except in the usual and ordinary course of business.
(7)	Use any of its assets or properties except for proper corporate purposes.
(8)	Sell, contract to sell, or issue any equity or debt securities.

(b) During the period between the date of this Agreement and the Closing, NDYN and NATE’S, shall each accord representatives of the other party access to the offices, records, files, books of account and tax returns, provided the same will not unreasonably interfere with the normal operations of such entities.

(c) If the Closing does not occur for any reason, each of the parties and their respective affiliates will promptly return or destroy all such confidential information and compilation thereof, as is practicable, and will certify to such destruction or return to the other party.

(d) Prior to the Closing or in connection therewith, any written news releases or public disclosure by either NDYN or NATE’S regarding the Agreement or the transactions contemplated thereby, will be submitted to the other party for its review and approval prior to such release or disclosure, provided that such approval will not be unreasonably withheld and such review and approval will not be required of disclosures required to comply, in the judgment of counsel, with federal or state securities or corporate laws or policies.

(e) Contemporaneous with the Closing or the Effective Time of the Merger, NDYN’s Board of Directors will take all necessary and requisite actions to nominate and appoint new directors designated by NATE’S, Nate Steck.; which appointment shall become effective upon the completion of the transactions contemplated herein.

(f) NDYN, acting through its Board of Directors, will authorize and take all requisite and necessary actions to prepare and file the requisite reports and/or filings with the SEC and make whatever other reports and/or filings that may be required pursuant to applicable law.

(g) NATE’S will provide to NDYN any documents and information necessary for inclusion in the requisite reports and/or filings of NDYN with the SEC or other agency concerning the transactions contemplated hereby. NATE’S agrees to correct promptly any information provided for use in the reports and/or filings, if and to the extent that, such information has become incorrect or misleading in any material respect, NATE’S agrees to assist NDYN to take all necessary steps to cause the reports and/or filings, as so corrected if necessary, to be prepared and delivered to the appropriate party to the extent required by applicable state and federal securities laws.

(h) Except as required by law, neither NATE’S nor NDYN will voluntarily take any action that would, or that is reasonably likely to result in any of the conditions agreed to herein not being satisfied. Without limiting the foregoing neither NATE’S nor NDYN will take any action that would result in: (i) any of the representations and warranties set forth in this Agreement that are qualified as to materiality becoming untrue; or (ii) any of such representations and warranties that are not so qualified becoming untrue or inaccurate in any material respect.

(i) NDYN will continue to satisfy throughout the period from the date hereof to the Closing any disclosure or filing requirements.

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SECTION 8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF NATE’S.

All obligations of NATE’S under this Agreement and the transactions contemplated hereby, are subject to the fulfillment prior to or as of the Closing and/or the Effective Time of the Merger as indicated below, of each of the following conditions:

(a) The representations and warranties by NDYN in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection herewith, will be true at the Closing and as of the Effective Time of the Merger as though such representations and warranties were made at and as of such time.

(b) NDYN will have performed and complied with, in all material respects, all covenants agreements, and conditions required by this Agreement to be performed prior to the Closing. No legal action will be in effect which would affect the consummation of the transactions contemplated herein or would prohibit the consummation of the Merger.

(c) On or before the Closing the Board of Directors of NDYN will have approved in accordance with applicable provisions of state corporate law, the execution and delivery of this Agreement and consummation of the transactions contemplated herein and will have submitted same to the shareholders as may be required.

(d) On or before the Closing NDYN will have delivered to NATE’S certified copies of resolutions of the Board of Directors approving and authorizing: (i) the execution, delivery, and performance of this Agreement and all necessary and proper actions to enable NDYN to comply with the terms of this Agreement; (ii) the appointment or election of NATE’S’s nominees to NDYN’s Board of Directors; and (iii) all other matters set forth or contemplated herein.

(e) The Merger will proceed by applicable state law and NDYN will have sufficient shares of its common stock authorized to complete the Merger as of the Effective Time of the Merger and the transactions contemplated hereby.

(f) At the Closing the directors and officers of NDYN and Sub will have resigned in writing from their positions effective at the Closing, and those persons designated by NATE’S as nominees, Nate Steck, will be duly appointed as directors on the NDYN Board which appointment will be effective upon the Closing and acceptance of the appointment by the new directors.

(g) At the Closing, all instruments and documents delivered by NDYN to NATE’S will be reasonably satisfactory to legal counsel for NATE’S.

(h) The capitalization of NDYN will be effective as set forth herein.

(i) The shares of common stock of NDYN to be issued to NATE’S Stockholders at or after the Closing will be validly issued, nonassessable, and fully paid under the provisions of applicable state law and will be issued in a private, nonpublic offering in compliance with federal, state, and applicable securities laws.

(j) NATE’S will have completed its due diligence investigation of NDYN with satisfactory results.

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SECTION 9. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF NDYN.

All obligations of NDYN under this Agreement to effect the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing or the Effective Time, of each of the following conditions:

(a) The representations and warranties by NATE’S as stated in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection herewith will be true at and as of the Closing and the Effective Time of the Merger as though such representations and warranties were made at and as of such times.

(b) NATE’S will have performed and complied with in all material respects all covenants, agreements, and conditions required by this Agreement to be performed or complied with by NATE’S .

(c) On or before the Closing the NATE’S Board of Directors will have approved in accordance with applicable provisions of state corporate law, the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

(d) At the Closing all instruments and documents delivered by NATE’S pursuant to the provisions hereof will be reasonably satisfactory to legal counsel for NDYN.

(e) The Merger will be permitted by applicable state law.

(f) NDYN will have an exemption from registration under the Securities Act of 1933 and the laws of the various states of residence of NATE’S Stockholders for issuance of the shares of NDYN common stock to be issued to NATE’S Shareholders pursuant to this Agreement.

SECTION 10. SURVIVAL.

The representations and warranties contained in this Agreement and any other document or certificate relating hereto except the investment letters executed by the NATE’S Shareholders will survive and continue in full force and effect for a period of three months after the Closing.

SECTION 11. INDEMNIFICATION.

(a) From and after the Closing of this Agreement, NDYN agrees to indemnify, defend, and hold harmless NATE’S and each person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the closing an officer or director of NATE’S against any costs or expenses including reasonable attorneys’ fees, judgments, fines, losses, claims, demands, liabilities, damages, and deficiencies, including interest and penalties, incurred or suffered in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative arising from matters existing or occurring prior to the Closing, whether asserted or claimed prior to, at, or after the Closing, which is based in whole or in part on, or arising in whole or in part from the fact that such person is or was a director or executive officer of NATE’S, including, without limitation, all losses, claims, damages, costs, expenses, liabilities, judgment, or settlement amounts based in whole or in part on, or arising in whole or in part from, or pertaining to this Agreement or the transactions contemplated hereby to the fullest extent that NATE’S could have been permitted under applicable state laws and its certificate of incorporation, bylaws, and other agreements in effect on the date hereof to indemnify such individual.

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(b) From and after the Closing of this Agreement, NATE’S agrees to indemnify, defend, and hold harmless, NDYN and each person who is now, or has been at any time prior to the date of this Agreement, who was prior to the Closing a director or officer of NDYN against any costs or expenses, including reasonable attorneys’ fees, judgments, fines, losses, claims, demands, liabilities, damages, and deficiencies, including interest and penalties, incurred or suffered in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative arising from matters existing or occurring prior to the Closing, whether asserted or claimed prior to, at, or after the Closing, which is based in whole or in part on, or claimed prior to, at, or after the Closing which is based in whole or in part on, or arising in whole or in part from the fact that such person is a party to this Agreement or is, or was a director or officer of NDYN including without limitation, all losses, claims, damages, costs, expenses, liabilities, judgments, or settlement amounts based in whole or in part on, or arising in whole or in part from or pertaining to this Agreement or the transactions contemplated hereby to the fullest extent that NDYN could have been permitted under applicable state laws and its certificate of incorporation, bylaws, and other agreements in effect on the date hereof to indemnify such individual.

(c) Any indemnified party wishing to claim indemnification under subsection (a) or (b) of this Section, upon learning of any such claim, action, suit, proceeding, or investigation will promptly notify NDYN if under subsection (a), or NATE’S if under subsection (b). However failure to so notify the appropriate party will not relieve the indemnifying party from any liability which it may have under this Section, except to the extent such failure materially prejudices such party. In the event of any such claim, action, suit, proceeding, or investigation, (i) the indemnifying party will have the right to assume the defense thereof and will not be liable to any such indemnified party in connection with the defense thereof; (ii) the indemnified party will cooperate in all respects as requested by the indemnifying party in the defense of any such matter, and (iii) the indemnifying party will not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld; provided however, that the indemnifying party will not have any obligation hereunder to any indemnified party and when a court will ultimately determine, and such determination will have become final, that the indemnification of such indemnified party in the manner contemplated hereby is prohibited by law.

SECTION 12. NATURE OF REPRESENTATIONS.

All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representation, warranties, covenants, and agreements contained in this Agreement and the other Transaction Documents delivered at the Closing and not upon any representation, warranty, agreement, promise, or information, written or oral, made by the other party or any other person other than as specified herein.

SECTION 13. DOCUMENTS AT CLOSING.

At the Closing the following documents will be delivered:

The Closing the transactions contemplated herein will take place on such date (the “Closing”) as mutually determined and agreed upon by the NDYN and NATE’S. The parties will use all reasonable effort to cause the Closing to occur as expeditiously as possible. The Agreement shall be given effect immediately upon the Effective Time of the Merger. The Closing of this Agreement shall proceed as follows:

NDYN shall provide the following:

(a) Resolutions of the Board of Directors of NDYN pertaining to:

(1) approval and ratification of the Merger Agreement and Plan of Merger and documents relating thereto;

(b) NDYN shall provide resolutions adopted by the written consent of the shareholders approving the amendments to the Articles of Incorporation of NDYN and approving the Merger Agreement and Plan of Merger and approving the Certificate of Merger.

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(c) NDYN shall provide resignations of its current officers and directors and shall provide appropriate corporate resolutions for the appointment of directors as provided herein.

(d) NDYN shall provide a corporate resolution adopted and approved by the NDYN Board of Directors authorizing the issuance of shares of NDYN restricted common stock, par value of $0.0001 per share, to the NATE’S Shareholders whereby NATE’S shareholders shall 5,000,000 shares of common stock and 1,000,000 shares of Series B Preferred Stock after the consummation of the transactions set forth herein.

(e) NDYN shall provide NATE’S with an opinion of counsel that the shares to be issued in the merger will be validly issued, fully paid and nonassessable.

(f) NDYN shall deliver instructions to its transfer agent to issue certificates evidencing the NDYN shares of common stock (post reverse split) to the NATE’S Shareholders, at the exchange ratio in accordance with the terms of this Agreement. NDYN shares will be issued when shares of NATE’S have been presented to the transfer agent in proper form. Each certificate evidencing shares of NDYN common stock issued to the NATE’S Shareholders will bear a restrictive legend prohibiting the transfer by the holder without first complying with the Securities Act of 1933, as amended, or any exemption thereunder, or Rule 144 promulgated thereunder.

NATE’S shall provide the following:

(a) NATE’S shall present a certification that NATE’S is a corporation in good standing under the laws of the Colorado.

(b) NATE’S shall provide resolutions adopting the Merger Agreement and Plan of Merger as well as the Certificate of Merger approved by not less than a majority of the issued and outstanding shares of common stock of NATE’S.

(c) Present a certification from its president that NATE’S has performed all corporate acts required under statute, regulations, articles of incorporation, bylaws or any other requirement to effect the transaction with NDYN including the certification that the issued and outstanding shares of common stock of NATE’S are fully diluted as of the Closing.

SECTION 14. CONDITIONS TO CLOSING.

The obligations of NATE’S and NDYN to complete the transactions provided for herein shall be subject to the performance of all their respective agreements hereunder on or before the Closing, to the material truth and accuracy of the respective representations and warranties of NATE’S and of NDYN contained herein, and to the further conditions that:

(a) All representations and warranties contained in this Agreement are substantially true and correct on and as of the Closing with the same effect as if made on and as of said date.

(b) As of the Closing there shall have been no material adverse change in the affairs, business, property, or financial condition of NDYN and NATE’S and NDYN and NATE’S shall so certify in writing.

(c) All of the agreements and covenants contained in this Agreement that are to be complied with, satisfied and performed by each of the parties hereto on or before the Closing, shall, in all material respects, have been complied with, satisfied, and performed.

SECTION 15. FINDER’S FEES.

NDYN represents and warrants to NATE’S and NATE’S represents and warrants to NDYN that neither of them has incurred any liabilities, express or implied, to any “broker” or “finder” or similar person in connection with this Agreement or any of the transactions contemplated hereby.

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SECTION 16. TERMINATION AND ABANDONMENT

This Agreement may be terminated and abandoned at any time prior to the Closing upon the following conditions:

(a) By the mutual consent of the parties.

(b) By the Board of Directors of NDYN or NATE’S if, in the opinion of either party, the Closing of the Agreement is impracticable by reasons of litigation or change of circumstances.

(c) By the Board of Directors of NDYN or NATE’S if, in the bona fide judgment of either, there shall have been a material violation of any covenant or agreement set forth herein, or any warranty or representation shall be untrue; or the Board of Directors should, in its bona fide judgment, deem the Agreement inadvisable or impracticable by reason of any defect which, in the opinion of counsel, for the party who has made such determination, constitutes a material defect in the title of the other party, or which defect affects a material part of its assets, or which has otherwise subjected the party to a substantial liability or obligation.

(d) By either party if any action or proceeding before any court or governmental body or agency shall have been instituted or threatened to restrain or prohibit the consummation of this Agreement and such party deems it inadvisable to proceed.

(e) Effect of termination. In the event of termination, notice shall be given to NDYN or NATE’S and thereupon this Agreement shall become wholly void and of no effect and there shall be no liability on the part of either to the other or their respective officers or directors.

SECTION 17. MISCELLANEOUS.

(a) Further Assurances. At any time and from time to time after the Closing each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or to perfect or to carry out the intent and purposes of this Agreement.

(b) Waiver. Any failure by any party hereto to comply with any of its obligation, agreements, covenants, or conditions provided herein may be waived in writing by the party (in its sole discretion) to whom such duty or compliance is owed.

(c) Amendment. This Agreement may be amended only in writing as agreed to by all parties hereto.

(d) Notices. Any notice under this Agreement shall be deemed to have been sufficiently given if sent by registered or certified mail, postage prepaid, addressed as follows:

If to NATE’S to:

If to NDYN:

or to any other address which may hereafter be designated by either party by notice given in such manner. All notices shall be deemed to have been given when sent, addressed as aforesaid.

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(e) Headings. The headings in this Agreement are inserted for convenience only and have no effect in any way on the meaning or interpretation of this Agreement.

(f) Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered will be deemed an original, but all such counterparts shall constitute one and the same instrument.

(g) Final Agreement and Merger. This Agreement supersedes all prior agreements and understandings between the parties and may not be changed or terminated orally. Any modification or change or waiver of any of the provisions hereof shall not be binding unless in writing and signed by the parties hereto. There are no oral promises, conditions, representations, understandings, interpretations, or terms of any kind as conditions or inducement to the execution hereof.

(h) Severability. If any part of this Agreement is determined or deemed to be unenforceable, the remaining provisions of the Agreement will remain in full force and effect and valid.

(i) Responsibility and Costs. Whether the Agreement is consummated or not and except as otherwise set forth below, all fees, expenses, and out-of-pocket costs including, but not limited to, fees and disbursements of counsel, financial advisors and accountants and expenses associated with fulfillment of the obligations set forth herein, that are incurred by the parties hereto, will be borne solely and entirely by the party that has incurred such costs and expenses, unless the failure to consummate the Agreement constitutes a breach of the terms hereof, in which event the breaching party will be responsible for all costs related hereto.

(j) Binding Effect. This Agreement will be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

(k) Legal Representation. The parties hereto acknowledge and agree that each respective party is represented by the same legal counsel and that each party hereby waives any existing or potential conflict of interest that may exist or occur by such common representation.

(l) Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Colorado without regard to principles of conflicts of law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

Nate’s Essentials, Inc.,		Naerodynamics, Inc.,

	/s/ Nate Steck		/s/ Matt Billington
By:	Nate Steck	By:	Matt Billington
Its:	CEO	Its:	CEO

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REVISED PLAN OF EXCHANGE

THIS PLAN OF EXCHANGE (the “Agreement”) is made and entered into this 29th day of April 2017, by and between Nate’s Essentials, Inc., a corporation organized under the laws of the State of Colorado (hereafter “Nate’s”) and Naerodynamics, Inc., (hereinafter "NDYN"), a corporation organized under the laws of the State of Colorado.

WITNESSETH:

NOW THEREFORE, in consideration of the promises and of the mutual covenants herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Paragraph 1: NDYN shall acquire 100% of all the outstanding and issued shares of Nate’s:

Paragraph 2: Nate’s shall become a wholly owned subsidiary of NDYN

Paragraph 3: The Company shall issue the following shares as part of the acquisition of Nate’s as follows:

Shareholder	Nate’s Essentials Shares	Common Stock	Series B Preferred Shares

Nate Steck	50,000	0	2,000,000

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

Nate’s Essentials, Inc.,		Naerodynamics, Inc.,

	/s/ Nate Steck		/s/ Matt Billington
By:	Nate Steck	By:	Matt Billington
Its:	CEO	Its:

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